Exhibit 4.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-8 of our report dated March 6, 2014, relating to the consolidated financial statements of BCE Inc. and subsidiaries (the “Company”) (which report expresses an unmodified opinion and includes an Emphasis of Matter paragraph relating to the retrospective adoption of new accounting standards), appearing in the annual report on Form 40-F of the Company for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Offer and Circular which forms a part of the Registration Statement.

1

Montreal, Canada

August 14, 2014

1 CPA auditor, CA, public accountancy permit No. A104644